Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 27, 2026, in the Registration Statement (Form S-4) and related proxy statement/prospectus of Werewolf Therapeutics, Inc. dated September 22, 2026.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 22, 2026